[GRAPHIC  OMITED]



Company  Contact                            Investor  Relations  Contacts
----------------                            -----------------------------
Michael  A. McManus, Jr.                    Lippert/Heilshorn & Associates, Inc.
President  and  CEO                         Kim  Sutton  Golodetz
Misonix,  Inc.                              (kgolodetz@lhai.com)  (212) 838-3777
(631)  694-9555                             Bruce  Voss  (bvoss@lhai.com)
www.misonix.com                             (310)  691-7100
---------------                             www.lhai.com
                                            ------------


              MISONIX, INC. REPORTS INCREASED REVENUES AND EARNINGS
                        FOR ITS THIRD FISCAL QUARTER 2004


FARMINGDALE, N.Y., APRIL 28, 2004 MISONIX, INC. (NASDAQ NM: MSON) today reported financial results for the three and nine months ended March 31, 2004. Highlights for the third quarter and nine months of fiscal 2004 include:

     - The start of the distribution of the Sonablate 500 for Prostate Cancer in Europe
     - The release of a report at the European Association of Urology by Dr. John Rewcastle indicating that 88% of patients treated with the Sonablate 500 for prostate cancer had PSA levels below 1.0 at one year follow up
     - Expansion of the ultrasound refurbishing business into three Latin American countries
     - Revenues for the quarter ended March 31, 2004 increased 18% from the prior year driven by a 33% increase in medical device product revenues
     - Revenues for the nine months ended March 31, 2004 increased 18% from the prior year with medical device product revenues increasing by 34%
     - Net income increased 59% and 187% for the three and nine months ended March 31, 2004, respectively, from the same periods in fiscal 2003
     - Operating income increased 96% to $783,000 and 96% to $1.4 million for the three and nine months, respectively, ended March 31, 2004 as compared to $398,000 and $713,000 for the same periods in the previous fiscal year
     - The backlog of unfilled orders was $10.2 million, an 82% increase from that of June 30, 2003 and a 19% increase from that of December 31, 2003

Revenues for the three months ended March 31, 2004 were $10.3 million, an 18% increase when compared with $8.7 million for the same period in fiscal 2003. The Company recorded net income for the quarter of $388,000 or $.06 per fully diluted share, compared to net income of $244,000 or $.04 per fully diluted share for the same period in fiscal 2003. Medical device product revenues increased 33% to $6.0 million and laboratory and scientific product revenues increased 3% to $4.3 million. The increase in medical device product revenues was attributed to a 62% increase in therapeutic medical device revenues to $3.6 million and a 4% increase in diagnostic medical device product revenues to $2.4 million. The increase in laboratory and scientific product revenues were mainly attributable to a 10% increase in sales of ultrasonic laboratory products, a 14% increase in sales of wet scrubber products and a 5% increase in sales of ductless fume enclosures, partially offset by a 2% reduction in endoscopic cleaning and disinfecting unit sales.

Revenues for the nine months ended March 31, 2004 were $28.3 million, an 18% increase when compared with $23.9 million for the same period in fiscal 2003. The Company recorded net income for the nine months ended March 31, 2004 of $1.2 million or $.17 per fully diluted share, a 187% increase when compared to net income of $409,000 or $.06 per fully diluted share for the same period in fiscal 2003. Medical device product revenues increased 34% to $15.8 million and laboratory and scientific product revenues increased 3% to $12.5 million. The increase in medical device product revenues was attributed to a 50% increase in therapeutic medical device revenues to $8.9 million and an 18% increase in diagnostic medical device revenues to $6.9 million. The increase in laboratory and scientific product revenues was mainly attributable to a 18% increase in ultrasonic laboratory product sales and a 6% increase in sales of Labcaire's endoscopic cleaning and disinfecting units partially offset by a 7% decrease in ductless fume enclosure sales and a 23% reduction in wet scrubber sales.

As of March 31, 2004, the backlog of unfilled orders was $10.2 million, an 82% increase when compared with $5.6 million, as of June 30, 2003. Medical device product backlog was $6.0 million, a 99% increase, and laboratory and scientific product backlog was $4.2 million, a 63% increase, respectively, from June 30, 2003.

Michael A. McManus, Jr., President and Chief Executive Officer commented, "We continue to be pleased with our growth in both revenues and earnings. Our medical device business continues to perform above expectation and our laboratory and scientific business is starting to show evidence of improvement with increased revenues and backlog."

Mr. McManus further added, "We are very excited about distributing the Sonablate 500 for the treatment of prostate cancer and other prostate afflictions in Europe and Russia. We believe the market opportunity is substantial. This new sales effort will be integrated into our present sales of the neuroaspirator in Europe. Our distribution network in Italy, Germany and Greece will be important in this growth and will be expanded to other countries.

We are continuing our development work on the use of HIFU in the ablation of kidney and liver cancer. We believe this will be a unique product providing substantial benefit to cancer patients."

Mr. McManus continued, "Work on our product utilizing ultrasound for wound debridement is being completed with clinical studies in Italy and in New York.

We are also pleased with the Latin America relationships Sonora has established for the repair and replacement of ultrasonic probes. These two initiatives reinforce the recognition of ultrasound technology and the market for replacement and repair as well as the fact that Misonix has the capability to deliver ultrasound technology to state of the art medical devices.

We believe that the significant growth we are showing in revenues and earnings together with our new product pipelines establishes Misonix as a leader in the application of ultrasound to medical devices."

Regarding guidance, the Company said it still is expecting to increase revenues by 10% for fiscal year 2004 and based upon strong results to date, an increase in diluted earnings per share to $.24 from $.22.

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. To participate in the call, a few minutes prior to the start time, please dial (888) 803-7638 in the U.S. or (706) 634-1218 for international callers. Those unable to participate are invited to listen to a recording of the call and Question and Answer session that will be available from 5:30 p.m. Eastern Time, Wednesday, April 28 through 11:59 p.m. Eastern Time, Friday, April 30 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 for international callers, and entering reservation code 7075436. Alternatively, individuals may listen to the call by visiting the investor relations section of the Company's website at www.misonix.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software. A replay will begin shortly after the call has ended and will be available for 14 days.


Misonix develops, manufactures, and/or markets medical, scientific and industrial ultrasonic and air pollution systems and maintains a minority equity position in Focus Surgery as its exclusive manufacturer of the Sonablate 500.

Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, and regulatory risks including approval of pending and/or contemplated 510K filings.


                               (Tables to follow)

                                           MISONIX, INC.
                               Consolidated Statements of Operations
                                             Unaudited

                                                  Three Months Ended        Nine Months Ended
                                                       March 31,                March 31,
                                                  2004         2003         2004          2003
                                               ========================  =========================
Net sales                                      $10,346,249  $8,747,677   $28,262,256  $23,932,512

Cost of goods sold                               5,892,060   4,908,659    16,164,154   13,731,118
                                               ------------------------  -------------------------

Gross profit                                     4,454,189   3,839,018    12,098,102   10,201,394

Selling expenses                                 1,203,820   1,090,662     3,282,312    3,123,225
General and administrative expenses              1,813,594   1,814,569     5,703,640    4,966,700
Research and development expenses                  654,232     583,878     1,717,878    1,599,766
Litigation (recovery) settlement expenses                -     (48,478)            -     (201,106)
                                               ------------------------  -------------------------

Total operating expenses                         3,671,646   3,440,631    10,703,830    9,488,585
                                               ------------------------  -------------------------

Income from operations                             782,543     398,387     1,394,272      712,809

Total other income                                   2,229      53,442       760,244       73,774
                                               ------------------------  -------------------------

Income before minority interest and
income taxes                                       784,772     451,829     2,154,516      786,583


Minority interest in the net income (loss) of
consolidated subsidiaries                            7,790      29,628        35,941       (4,208)
                                               ------------------------  -------------------------

Income before income taxes                         776,982     422,201     2,118,575      790,791

Income tax expense                                 388,933     177,766       947,498      382,158
                                               ------------------------  -------------------------

Net income                                     $   388,049  $  244,435   $ 1,171,077  $   408,633
                                               ========================  =========================

Net income per share-basic                     $      0.06  $     0.04   $      0.18  $      0.06
                                               ========================  =========================

Net income per share-diluted                   $      0.06  $     0.04   $      0.17  $      0.06
                                               ========================  =========================

Weighted average common shares-basic             6,655,865   6,643,300     6,655,865    6,420,118
                                               ========================  =========================


Weighted average common shares-diluted           6,774,501   6,686,981     6,744,207    6,598,608
                                               ========================  =========================

                                         MISONIX, INC.
                                  CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31, 2004    JUNE 30, 2003
                                                                Unaudited          Audited
                                                             ----------------  ---------------
ASSETS
--------
Current Assets:
  Cash and cash equivalents                                  $     4,140,253   $    2,279,869
  Accounts receivable, net of allowance
       for doubtful accounts of $530,204 and
       $644,157, respectively                                      6,513,591        7,844,399
  Inventories                                                     10,975,988        8,979,472
  Deferred income taxes                                              599,130          477,580
  Prepaid expenses and other current assets                        1,238,261          983,523
                                                             ----------------  ---------------
Total current assets                                              23,467,223       20,564,843

Property, plant and equipment, net                                 3,930,592        3,574,207
Deferred income taxes                                                450,778          862,690
Goodwill                                                           4,473,713        4,473,713
Other assets                                                         348,725          319,136
                                                             ----------------  ---------------
Total assets                                                 $    32,671,031   $   29,794,589
                                                             ================  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
Current liabilities:
  Revolving credit facilities                                        641,636          704,669
  Accounts payable                                                 4,366,485        3,563,208
  Accrued expenses and other current liabilities                   2,070,873        2,002,154
  Income tax payable                                                 399,245           47,453
  Current maturities of long-term debt and capital
       lease obligations                                             308,007          279,554
                                                             ----------------  ---------------
Total current liabilities                                          7,786,246        6,597,038

Long-term debt and capital lease obligations                       1,320,613        1,235,362

Deferred income                                                      387,479          356,076

Minority interest                                                    299,392          263,450

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000;
      6,733,665 issued and 6,655,865 outstanding                      67,337           67,337
  Additional paid-in capital                                      22,712,511       22,712,511
  Retained earnings (deficit)                                        117,593       (1,053,484)
  Treasury stock, 77,800 shares                                     (412,424)        (412,424)
  Accumulated other comprehensive income                             392,284           28,723
                                                             ----------------  ---------------
Total stockholders' equity                                        22,877,301       21,342,663
                                                             ----------------  ---------------

Total liabilities and stockholders' equity                   $    32,671,031   $   29,794,589
                                                             ================  ===============